                                                                       EXHIBIT 5

                       [LETTERHEAD OF ANTHONY H. BARASH ]

                                 June 26, 1998

Bowater Incorporated
55 East Camperdown Way
Post Office Box 1028
Greenville, South Carolina 29602

Gentlemen:

     As set forth in the Registration Statement on Form S-3 (the "Registration Statement") filed on June 26, 1998, by Bowater Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 21,645,334 shares (the "Shares") of the Company's common stock, par value $1.00 per share, certain legal matters in connection with the Shares are being passed upon for the Company by me. The Shares are subject to issuance upon the exchange (by way of redemption or purchase) of exchangeable shares (the "Exchangeable Shares") of Bowater Canada Inc., a corporation incorporated under the laws of Canada ("Bowater Canada"), which Exchangeable Shares are to be issued pursuant to the terms of the Amended and Restated Arrangement Agreement by and between the Company and Avenor Inc. ("Avenor") dated as of March 9, 1998 (the "Arrangement Agreement"), such exchange to be in accordance with (i) the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set forth in Exhibit I to the Plan of Arrangement in the form of Schedule A to the Arrangement Agreement (the "Exchangeable Share Provisions") and (ii) the Voting and Exchange Trust Agreement to be entered into among Bowater, Bowater Holdings Incorporated, Bowater Canada and a trustee (the "Voting and Exchange Trust Agreement"). The Shares may also be issued upon the exchange of Exchangeable Shares issued upon the conversion of the 7.5% Convertible Debentures due 2004 (the "Avenor Convertible Debentures") of Avenor in accordance with the terms of a supplemental indenture (the "Supplemental Indenture") to be entered into among Bowater, Bowater Canada, Avenor and Montreal Trust Company, as trustee. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement, and I consent to such filing.

     In my capacity as your counsel in the connection referred to above, I have examined the Company's Restated Certificate of Incorporation and Amended Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinion hereinafter expressed. In giving such opinion, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. Following and subject to approval and adoption of the Arrangement Agreement and the transactions contemplated thereby by the shareholders of Avenor and, in the case of Exchangeable Shares to be issued upon conversion of Avenor Convertible Debentures, the execution and effectiveness of the Supplemental Indenture, and the approval of the issuance of Shares pursuant to the Arrangement Agreement and the transactions related thereto by the holders of the Shares, the Shares, upon issuance in accordance with the terms of the Exchangeable Share Provisions or the Voting and Exchange Trust Agreement, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable.

     This opinion is limited solely to the existing Delaware General Corporation Law ("DGCL"), is rendered as of the date hereof and applies only to the matters specifically covered by this letter. No opinion is given as to any law other than the DGCL.

     Subject to the last sentence of the first paragraph above, this opinion may not be used, relied upon or quoted by any person or entity other than the addressee, or for any purpose other than in connection with the Registration Statement, without my prior written consent.

                                          Very truly yours,

                                          /s/ ANTHONY H. BARASH

                                          Anthony H. Barash

                                        2